Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form S-8 (No. 333-149191), (ii) the Registration Statement on Form S-3 and Form S-3/A (333-161676) and (iii) the Registration Statement on Form S-3ASR (333-171826) of Dana Holding Corporation of our report dated February 23, 2012 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

February 23, 2012